EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Charles R. Lambert
Vice President – Investor Relations
(205) 970-7030
CLambert@vesta.com

VESTA APPOINTS NEW PRESIDENT AND CEO

BIRMINGHAM, Ala. – February 14, 2006 – Vesta Insurance Group, Inc. (Pink Sheets: VTAI) today reported that, effective February 10, 2006, David W. Lacefield, 51, was appointed as its President and Chief Executive Officer and elected as a member of the board of directors. Mr. Lacefield replaces Norman W. Gayle, III as President and CEO.

“Since taking over Vesta’s standard property casualty operations in February 2004, Dave Lacefield has provided strong leadership and built a results-oriented foundation,” said Tambra L.G. Bailie, chairman of the board of directors. “With his extensive industry experience and straightforward management style, the board believes Dave is the right person to lead Vesta forward.”

Mr. Lacefield joined Vesta in 2001 as president of TexasSelect, the company he started in 1999 as a subsidiary of FloridaSelect. He began his insurance career in 1977 as a homeowners pricing analyst and has extensive experience in product pricing and design, loss reserving, strategic planning, financial analysis, claims and insurance operations. Mr. Lacefield is a member of the Casualty Actuarial Society and the American Academy of Actuaries. He currently serves as president of the Southwest Actuarial Forum and is vice-chairman of the board of the Southwestern Insurance Information Service.

About Vesta Insurance Group, Inc.

Vesta, headquartered in Birmingham, Ala., is a holding company for a group of insurance companies that primarily offer property insurance in targeted states.

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